Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1 A, as it may be amended, of our Independent Auditor’s Report dated April 14, 2024 relating to the consolidated financial statements of Neptune REM LLC as of December 31, 2023 and 2022 and for the periods then ended and the financial statements of each of Neptune REM LLC’s listed Series as of December 31, 2023 and for the period then ended.

/s/ Artesian CPA, LLC
Denver, CO

November 15, 2024

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com